UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 28, 2015

RED ROBIN GOURMET BURGERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34851	84-1573084
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6312 S. Fiddler’s Green Circle, Suite 200N Greenwood Village, Colorado	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 846-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02                                  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In October 2014, the Board of Directors (the “Board”) of Red Robin Gourmet Burgers, Inc. (the “Company”) adopted the Red Robin Gourmet Burgers, Inc. Cash Incentive Plan (the “Cash Incentive Plan”), subject to requisite stockholder approval.  On May 28, 2015, the Cash Incentive Plan was approved by the Company’s stockholders at the Company’s 2015 annual meeting of stockholders (the “2015 Annual Meeting”).

The Cash Incentive Plan is designed to provide annual and multi-year cash incentives to members of the Company’s senior management team based on the achievement of pre-established, objective performance goals in accordance with the “qualified performance based compensation” rules of Section 162(m) of the Internal Revenue Code.  Awards may be granted to any members of the Company’s senior management team designated as participants for each applicable performance period by the plan administrator, which will generally be the Compensation Committee of the Board (the “Committee”).

Under the Cash Incentive Plan, the Committee may establish the duration of up to two performance periods beginning in any calendar year, but no performance period may last for more than three years. Within 90 days of each performance period, the Committee will establish: (i) the performance goals and underlying performance criteria for the performance period and (ii) the formula or other methodology used to determine the amount of any earned bonus award.  After the end of each performance period, the Committee will review and certify the level of attainment of the performance goals for the performance period and calculate the potential bonus award amounts for each participant based on the pre-specified formula or other methodology.  The maximum amount of compensation payable as a performance award under the Cash Incentive Plan for any performance period is $3 million multiplied by the number of years (or portion thereof) in the performance period.

The foregoing summary of the Cash Incentive Plan is qualified in its entirety by reference to the actual terms of the Cash Incentive Plan, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

ITEM 5.03          Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On February 11, 2015, the Board approved an amendment to the Restated Certificate of Incorporation of the Company, dated as of May 24, 2012, to increase the number of authorized shares of common stock of the Company (the “Charter Amendment”), subject to requisite stockholder approval.  On May 28, 2015, the Charter Amendment was approved by the Company’s stockholders at the 2015 Annual Meeting and filed with the Secretary of State of the State of Delaware.

The Charter Amendment increases the number of authorized shares of common stock of the Company from 30,000,000 shares, par value $0.001 per share, to 45,000,000 shares, par value $0.001 per share.  The Charter Amendment does not change the authorized number of shares of preferred stock of the Company.

The foregoing summary of the Charter Amendment is qualified in its entirety by reference to the full text of a conformed copy of the Restated Certificate of Incorporation of the Company reflecting the Charter Amendment, dated as of May 28, 2015, which is attached as Exhibit 3.1 hereto and incorporated herein by reference.

ITEM 5.07          Submission of Matters to a Vote of Security Holders

The Company held the 2015 Annual Meeting on May 28, 2015 at its corporate headquarters in Greenwood Village, Colorado. Of the 14,114,025 shares of common stock issued and outstanding as of the record date, 13,253,762 shares of common stock (approximately 93.9%) were present or represented by proxy at the 2015 Annual Meeting. The Company’s stockholders elected all of the directors nominated by the Board; approved, on an advisory basis, the Company’s executive compensation; approved the adoption of the Cash Incentive Plan; approved the Charter Amendment; and ratified the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 27, 2015. The vote results for the matters submitted to stockholders are as follows:

1.              Election of directors:

Name	FOR	AGAINST	ABSTAIN	BROKER NON-VOTES	% OF VOTES CAST
Robert B. Aiken	12,534,302	25,019	535	693,905	99.8%
Stephen E. Carley	12,534,889	24,433	535	693,905	99.8%
Cambria W. Dunaway	12,531,865	27,463	529	693,905	99.8%
Lloyd L. Hill	12,530,999	28,020	838	693,905	99.8%
Richard J. Howell	12,533,819	25,202	836	693,905	99.8%
Glenn B. Kaufman	12,534,652	24,670	535	693,905	99.8%
Pattye L. Moore	12,532,565	26,763	529	693,905	99.8%
Stuart I. Oran	12,417,561	141,759	537	693,905	98.9%

2.              Approval, on an advisory basis, of the Company’s executive compensation:

FOR	AGAINST	ABSTAIN	BROKER NON- VOTES	% OF VOTES CAST
12,426,701	125,560	7,596	693,905	99.0%

3.              Approval of the adoption of the Company’s Cash Incentive Plan:

FOR	AGAINST	ABSTAIN	BROKER NON- VOTES	% OF VOTES CAST
12,167,751	386,154	5,952	693,905	96.9%

4.              Approval of the amendment to the Company’s Restated Certificate of Incorporation to increase authorized shares:

FOR	AGAINST	ABSTAIN	BROKER NON- VOTES	% OF SHARES OUTSTANDING
12,572,602	675,332	5,828	0	89.1%

5.              Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 27, 2015:

FOR	AGAINST	ABSTAIN	BROKER NON- VOTES	% OF VOTES CAST
13,084,077	168,059	1,626	0	98.7%

ITEM 9.01           Financial Statements and Exhibits

(d)                           Exhibits

Exhibit No.	Description
3.1	Restated Certificate of Incorporation of Red Robin Gourmet Burgers, Inc., dated as of May 28, 2015
10.1	Red Robin Gourmet Burgers, Inc. Cash Incentive Plan, effective as of May 28, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 29, 2015

RED ROBIN GOURMET BURGERS, INC.

By:	/s/ Michael L. Kaplan
Name:	Michael L. Kaplan
Title:	Chief Legal Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1	Restated Certificate of Incorporation of Red Robin Gourmet Burgers, Inc., dated as of May 28, 2015
10.1	Red Robin Gourmet Burgers, Inc. Cash Incentive Plan, effective as of May 28, 2015